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                                                                    Exhibit 99.1


Investor Contact:                                        Media Contact:
Tony Copeland                                            Andrew Cole
BTI Telecom                                              Citigate Sard Verbinnen
Executive VP/General Counsel                             212-687-8080
919-863-7009                                             acole@sardverb.com
tonyc@btitelecom.net                                     ------------------
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             BTI TELECOM SUPPORTS TENDER OFFER FOR OUTSTANDING NOTES

           WELSH, CARSON, ANDERSON & STOWE COMMENCES DEBT TENDER OFFER

                     ______________________________________

         RALEIGH, N.C., October 12, 2001 -- BTI Telecom Corp. (BTI), a leading facilities-based integrated communications provider (ICP) in the southeastern United States, today said that Welsh, Carson, Anderson and Stowe and one of its affiliates (WCAS) has commenced a tender for the acquisition of all of BTI's outstanding 10 1/2% Senior Notes due 2007. WCAS is a private investment partnership with existing investments in BTI, including a portion of the Senior Notes. Dresdner Kleinwort Wasserstein, Inc. is acting as dealer manager for the tender offer.

         In conjunction with the cash tender offer, WCAS is also soliciting consents from the holders of the Senior Notes to eliminate substantially all of the restrictive covenants and related provisions applicable to the Senior Notes. "We are supportive of WCAS' offer to acquire the Company's outstanding debt, and believe the elimination of restrictions contained in the Senior Notes will assist the Company in continuing to explore a variety of financial and recapitalization alternatives," said CEO Joseph W. Cece. The Company previously hired Dresdner Kleinwort Wasserstein, Inc. to assist it in analyzing these alternatives.


About BTI Telecom
BTI (http://www.btitele.com) was founded in 1983 and is a leading facilities-based integrated communications provider (ICP) serving primarily small and medium-sized business customers in the southeastern United States. The Company offers a full suite of integrated retail services to business customers, including local, long distance, data, Internet access, frame relay, paging, Web design and hosting, and other enhanced services. The Company also offers wholesale services, including switched, private line, special access and prepaid calling card services to
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other telecommunications carriers and end-user customers. BTI has four Alcatel
USA 400E digital long distance switches which are in Raleigh, Atlanta, Orlando, and New York. BTI has also deployed 14 Lucent 5E 2000 local switches throughout the Southeast. BTI's fiber network covers approximately 4,400 route miles across the eastern United States.

Forward-Looking Statements
Statements contained in this news release regarding planned financial transactions and other events are forward-looking statements, subject to uncertainties and risks, including but not limited to the Company's negative cash flow after capital expenditures, significant near-term capital requirements, restrictions on the ability to execute strategies or complete certain transactions as a result of its capital structure or debt covenants, ability to manage growth and expansion (including into the local services market), regulation, competition and dependence on key personnel. These and other applicable risks are detailed in Company's filings with the Securities and Exchange Commission.


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